UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DEFINITIVE HEALTHCARE CORP.
(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 1, 2024, as part of its planning and organizational design with respect to its executive leadership team, Definitive Healthcare Corp. (the “Company” or “Definitive Healthcare”) agreed with Jonathan Maack that the President position that he held would be eliminated. Accordingly, Mr. Maack will remain employed with the Company through May 31, 2024. Mr. Maack’s departure constitutes a termination of employment without “cause” for purposes of any employment, equity compensation, or benefit agreement, plan, or arrangement of the Company and its subsidiaries to which Mr. Maack is a party or otherwise participates. In addition, effective May 1, 2024, Kate Shamsuddin Jensen was appointed as the Company’s Chief Strategy Officer, transitioning from her prior role of Chief Product Officer, and William Moschella, age 48, was appointed as the Company’s Chief Product and Technology Officer.

Prior to joining the Company, Mr. Moschella served as Founder, Chief Executive Officer, and Chairman of the Board of Directors of Populi, Inc., a company providing data and analytics for the healthcare provider market, from its founding in November 2020 until its sale to Definitive Healthcare in July 2023. Prior to founding Populi, Mr. Moschella served as Founder, and Chief Executive Officer until March 2017, and Director of Evariant, Inc. until its sale to Healthgrades in January 2020. Mr. Moschella serves on the boards of directors of several privately-held companies. Mr. Moschella holds a B.A. in Music from the University of Vermont.

As of March 25, 2024, Mr. Moschella beneficially owned 27,384 shares of our Class A common stock and no shares of our Class B common stock.